Exhibit 99.1

Investor Contact	Media Contact
Joshua Young	Thomas Anderson
Director, Investor Relations	Vice President
(978) 715 - 1527	Corporate Communications
(800) 225 - 3384	(978) 715 - 1043
joshua_young@millipore.com	(800) 225 - 3384
thomas_anderson@millipore.com

Millipore Strengthens Financial Position with New Credit Agreement and Planned

Repatriation of Approximately $500 Million of Foreign Earnings

Billerica, Massachusetts, December 20, 2005 – Millipore Corporation (NYSE:MIL), a leading provider of bioprocess and bioscience products and services, today announced that it will repatriate approximately $500 million of foreign earnings under the American Jobs Creation Act of 2004 before the end of 2005. The Act, which was passed in October 2004, provides a one-time incentive for United States companies to repatriate accumulated income earned in foreign jurisdictions at a reduced income tax cost of 5.25%, compared to the usual U.S. corporate tax rate of 35%.

Millipore plans to invest the proceeds in U.S. based strategic initiatives that will enable it to accelerate its growth over the next five years. As part of the transaction, the Company will incur a one-time tax charge of approximately $26 to $30 million in the fourth quarter of fiscal 2005. Additionally, Millipore has signed a new five-year, $500 million (EUR 430) revolving credit facility with Bank of America, JP Morgan, ABN AMRO, and other lenders, which it will borrow against as part of the repatriation.

“The repatriation of our foreign earnings will provide us with a unique opportunity to efficiently and cost-effectively strengthen our balance sheet,” said Kathleen Allen, Corporate Vice President and Chief Financial Officer of Millipore. “Our increased cash position will give us greater flexibility to invest in strategic growth initiatives that have the potential to drive attractive returns for shareholders in the future.”

About Millipore

Millipore is a leading bioprocess and bioscience products and services company, organized into two divisions. The Bioprocess division offers solutions that optimize development and manufacturing of biologics. The Bioscience division provides high performance products and application insights that improve laboratory productivity. Millipore has a deep understanding of its customers’ research and manufacturing process needs, and offers reliable and innovative tools, technologies and services. The Company employs approximately 4,850 people worldwide and posted revenues of $883 million in 2004.

For additional information on Millipore Corporation, please visit its website at: www.millipore.com.

Forward Looking Statements:

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience and bioprocess markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; the inability to successfully integrate acquired businesses; the inability to realize the expected benefits of development, marketing and other alliances; difficulties inherent in transferring or outsourcing of manufacturing operations; difficulties inherent in research and development activities; the inability to repatriate foreign earnings under the American Jobs Creation Act of 2004; and the risk factors listed from time to time in Millipore’s filings with the SEC.